Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 4th QUARTER SALES AND EARNINGS
Company Ends Year with Nearly $150 Million of Cash on Balance Sheet

GREENWICH, CT, USA, April 3, 2009: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the fourth quarter ended January 31, 2009 decreased approximately 16% to $313.4 million compared to $373.8 million for the prior year period.  Foreign exchange had a 5 percentage point unfavorable impact on fourth quarter Net Sales.  International sales represented 47% of total sales in the fourth quarter this year versus 42% last year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, "The effect of unprecedented events in the U.S. economy, including the credit crisis, the deterioration of consumer discretionary spending and increased unemployment had a material impact on Blyth’s sales and profits.  Consumers across each of our distribution channels became increasingly reluctant to spend during the course of the fourth quarter.

Mr. Goergen continued, "Conversely, consumer spending held up well for PartyLite Europe during the fourth quarter, with continued growth in our French and Nordic markets.  Moreover, consultant productivity across most of Europe remained strong."

The following paragraphs discuss fourth quarter and full year profitability as compared to last year.  In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

The Company implemented a 1-for-4 reverse stock split of its common stock at the end of January 2009.  References to earnings per share have been retroactively adjusted and give effect to the reverse stock split.

Fourth Quarter Sales and Earnings

Fourth quarter net sales declined in each segment.  Total Direct Selling segment sales declined 14%, with sales for PartyLite U.S. down 31%, reflecting the challenging economic environment and fewer active independent sales consultants versus last year.  Fourth quarter sales for PartyLite Europe increased 9% in local currencies, which translated to a decline of 1% sales growth in U.S. Dollars.  Sales declined 13% compared to prior year in the Catalog & Internet segment.  In the Company’s Wholesale segment, excluding the BHI North American mass channel candle business, which was sold during the first quarter last year, fourth quarter sales declined 30%.

Operating Profit for the fourth quarter was $25.4 million this year versus an operating loss of $3.9 million last year.  Fourth quarter operating income includes non-cash pre-tax goodwill and other intangibles impairment charges of $2.9 million this year and $49.2 million in last year’s fourth quarter, resulting from a revaluation of goodwill and other intangibles associated with Blyth’s Catalog & Internet businesses.  This year also includes a Blyth HomeScents International restructuring charge of $0.5 million pre-tax, whereas last year’s fourth quarter included Blyth HomeScents International losses of $5.3 million pre-tax.  Excluding the goodwill and other intangibles impairment charges in both years, as well as the Blyth HomeScents International unusual charge this year and operating losses last year, fourth quarter Operating Profit would have been $28.8 million this year versus $50.6 million last year.  This decline reflects the impact of lower sales for Blyth’s U.S. and Canadian businesses, higher commodity and postage costs, freight surcharges and the impact of an ERP system implementation for the Miles Kimball Company.

Net Income for the quarter was $9.7 million compared to net loss of $10.4 million for the prior year.  Diluted Earnings Per Share for the fourth quarter were $1.08 this year compared to a loss of $1.12 last year.  Excluding the impact of the goodwill and other intangibles impairment charges in both years, as well as Blyth HomeScents International’s unusual charges for the current year and prior year losses, fourth quarter earnings per share would have been $1.42 this year versus $3.84 last year.

Fourth Quarter Segment Performance

In the Direct Selling segment, fourth quarter net sales declined 14% to $215.2 million versus $248.8 million for the same period last year.  Sales for PartyLite U.S. declined 31%, reflecting the impact of a lower base of active independent sales consultants and difficult economic conditions that resulted in lower levels of activity among existing consultants.   Active independent sales Consultants (measured on a 60-day basis – please see paragraph below) totaled over 21,000 in the U.S. this year versus over 27,000 in last year’s fourth quarter.

In PartyLite Canada, fourth quarter sales decreased 14% in local currency during the quarter, which translated into a decline of 31% in U.S. Dollars, with active independent sales Consultants totaling over 5,000 this year versus 6,000 last year.  Fourth quarter sales for PartyLite Europe increased 9% in local currencies, which translated into a 1% decline in U.S. dollars.   PartyLite’s European active independent sales Consultants increased to over 32,000 in this year’s fourth quarter versus over 27,000 in last year’s fourth quarter.

Fourth quarter operating profit in the Direct Selling segment was $37.3 million versus $48.3 million in the same period last year and was primarily driven by lower sales and higher promotional costs within PartyLite U.S. and Canada, as well as the impact of higher commodity costs and fuel surcharges.

As of the first quarter of fiscal year 2009, management has updated its approach in calculating active independent sales Consultants to reflect the number of Consultants who have placed an order within the past 60 days.  This change is in keeping with PartyLite’s promotional strategy, which is utilizing multi-month performance metrics in addition to monthly promotions with the intent to keep new Consultants engaged for a longer period and thus have greater success in establishing their business.  Prior year Consultant figures have also been updated to reflect the new calculation.

In the Catalog & Internet segment, fourth quarter net sales decreased 13% to $64.3 million versus $74.1 million last year due to the impact of lower consumer discretionary spending, as well as the continued impact of the ERP system implementation.  The fourth quarter operating loss in this segment was $3.1 million versus an operating loss of $43.6 million in the prior year.  The segment operating loss this year reflects the aforementioned $2.9 million goodwill and other intangibles impairment charges, the ERP implementation, sales shortfalls and increases in printing, paper, postage and freight costs.  Last year’s operating loss includes $49.2 million in goodwill and other intangibles impairment losses.

In the Wholesale segment, fourth quarter net sales declined 34% to $33.8 million this year versus $51.0 million for the prior year, the latter of which includes sales from the Blyth HomeScents International North American mass channel candle business. Excluding sales from Blyth HomeScents International, which was sold last year, fourth quarter Wholesale segment Net Sales would have declined 30% versus the prior year, driven by lower sales in each of this segment’s business units.  Fourth quarter operating loss in the Wholesale segment was $8.7 million compared to $8.6 million last year.  Excluding the aforementioned pre-tax losses and charges of $0.5 million this year and $5.3 million last year, this segment’s operating loss would have been $8.2 million this year versus a loss of $3.3 million last year, driven by the sales decline.

Fiscal 2009 Sales and Earnings

Net Sales for the year ended January 31, 2009 declined approximately 10% to $1,050.8 million from $1,165.0 million reported for the same period a year ago.  Excluding the sales of the Blyth HomeScents International North American mass channel candle business, Net Sales would have declined 7%.  Operating Profit for the year was $4.0 million versus an operating profit of $30.9 million a year earlier.  Excluding (on a pre-tax basis) the adverse effect of the goodwill and other intangibles impairment charges of $48.8 million this year and $49.2 million last year, Blyth HomeScents International’s unusual charge of $1.9 million this year and losses of $17.2 million (including unusual charges) last year, Operating Profit would have been $54.7 million this year versus $97.3 million last year.

Net Loss for the year was $19.1 million compared to income of $11.1 million last year.  Diluted Earnings Per Share was a loss of $2.13 compared to income of $1.14 last year.  Included in this year’s results are the aforementioned goodwill and other intangibles impairment charges of $48.8 million pre-tax, equating to $42.1 million after tax, or $4.69 per share.  Also included in this year are costs totaling $1.9 million pre-tax, equating to $1.2 million after tax or $0.13 per share, associated with an unusual Wholesale charge and a charge of $5.2 million (pre-tax and after tax), or $0.58 per share, in the first quarter related to the write-off of the Company’s investment in RedEnvelope.   Included in last year’s results was the aforementioned goodwill and other intangibles impairment charges of $49.2 million pre-tax, equating to $42.7 million after tax, or $4.38 per share.  Also included last year were losses and unusual charges related to Blyth HomeScents International totaling $17.2 million pre-tax, equating to $11.2 million after tax, or $1.15 per share (including unusual charges).  Excluding the aforementioned items, earnings per share for the year would have been $3.28 this year and $6.67 last year.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Management noted that the Company repurchased $1.4 million of 7.9% senior notes during the fourth quarter.  For the full fiscal year 2009, the Company retired $12.4 million of 7.9% senior notes.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on Friday, April 3rd at 2:00 pm Eastern time.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog and Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

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BLYTH, INC.
Consolidated Statements of Earnings (Loss)
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended January 31,	Ended January 31,	Ended January 31,	Ended January 31,
	2009	2008	2009	2008

Net sales	$313,354	$373,843	$1,050,793	$1,164,950
Cost of goods sold	135,826	165,611	473,577	549,479
Gross profit	177,528	208,232	577,216	615,471
Selling	118,455	132,194	400,658	405,316
Administrative and other	30,760	30,739	123,779	130,090
Goodwill and other intangible impairments	2,900	49,178	48,751	49,178
	152,115	212,111	573,188	584,584
Operating profit (loss)	25,413	(3,879)	4,028	30,887

Other expense (income)
Interest expense	2,582	4,607	10,001	15,540
Interest income	(1,009)	(1,632)	(4,261)	(7,635)
Foreign exchange and other	3,806	923	9,813	1,257
	5,379	3,898	15,553	9,162

Earnings (loss) from continuing operations before income taxes and minority interest	20,034	(7,777)	(11,525)	21,725
Income tax expense (benefit)	10,357	2,607	7,457	10,547
Earnings (loss) from continuing operations before minority interest	9,677	(10,384)	(18,982)	11,178
Minority interest	27	25	115	106
Net earnings (loss)	$9,650	$(10,409)	$(19,097)	$11,072

Basic:
Net earnings (loss) per common share	$1.08	$(1.13)	$(2.13)	$1.15
Weighted average number of shares outstanding	8,903	9,205	8,971	9,648

Diluted:
Net earnings (loss) per common share	$1.08	$(1.12)	$(2.13)	$1.14
Weighted average number of shares outstanding	8,916	9,283	8,971	9,732

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 31, 2009	January 31, 2008
Assets
Cash and Cash Equivalents	$146,424	$163,021
Short Term Investments	-	30,375
Accounts Receivable, Net	29,525	35,054
Inventories	137,087	132,585
Property, Plant & Equipment, Net	120,354	140,021
Other Assets	141,114	166,366
	$574,504	$667,422
	-
Liabilities and Stockholders' Equity	-
Bank Debt	$8,542	$9,438
Bond Debt	137,189	149,377
Other Liabilities	183,891	209,539
Stockholders' Equity	244,882	299,068
	$574,504	$667,422

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	January 31, 2009		January 31, 2008
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$12,694	$1.42	$35,674	$3.84

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	(2,764)	(0.31)	(42,667)	(4.60)

BHI loss from operation, loss on sale of business and restructuring	(280)	(0.03)	(3,416)	(0.37)

GAAP net earnings	$9,650	$1.08	$(10,409)	$(1.12)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts does not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended		Twelve Months Ended
	January 31, 2009		January 31, 2008
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$29,377	$3.28	$64,909	$6.67

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	(42,092)	(4.69)	(42,667)	(4.38)

BHI loss from operation, loss on sale of business and restructuring	(1,196)	(0.13)	(11,170)	(1.15)

Write-off of RedEnvelope investment	(5,186)	(0.58)	-	-

GAAP net earnings	$(19,097)	$(2.13)	$11,072	$1.14

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts does not necessarily equal to the totals due to rounding.